Exhibit 19.1

Insider Trading
Policy

Amended and Restated on May 16, 2023

MEMORANDUM

TO: All Company Personnel
FROM: Inovio Pharmaceuticals, Inc.
DATE: May 16, 2023 (Amended and Restated)
RE: Compliance with the Company’s Insider Trading Policy

As a director, officer, employee, consultant or contractor of Inovio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), your ability to purchase, sell or otherwise transfer the Company’s securities is subject to various limitations under federal and state securities laws. In particular, Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates potential liability for you if you trade in the Company’s securities while aware of material, non-public information (so-called “insider trading”).

To help ensure that you comply with the federal securities laws relating to insider trading, the Company has adopted a Pre-clearance and Blackout Policy, attached hereto as Exhibit A, (which incorporates the Company’s Insider Trading Policy, attached hereto as Exhibit B). You are required to comply with this program, the material terms of which are summarized below, but you understand that compliance of this policy does not necessarily insulate you from liability under the securities laws and thus continued vigilance and sound judgment should be used in any transaction of Company’s securities.
Please note that the last page of this Memorandum contains a certification that you have read and understand the attached Pre-clearance and Blackout Policy along with the Insider Trading Policy. You are required to sign and return a copy of the signed certification to the Company’s General Counsel

Insider Trading

Summary. Rule 10b-5 of the Exchange Act prohibits the purchase or sale of Company securities while you are aware of material non-public information (such terms are discussed in the attached Insider Trading Policy). This potential liability also extends to your immediate family members, including your spouse, children or others living in your home and any entities under your control. In addition, the federal securities laws prohibit you from disclosing any material non-public information to others (or recommending that others purchase the Company’s securities), including your family members, friends or social acquaintances who trade in the Company’s securities. This prohibition applies whether or not you receive any benefit from the other person’s use of that information.

Penalties for Insider Trading. If you trade on, or tip others regarding, material non-public information involving the Company, you may subject yourself, as well as the Company and its officers and directors to civil and criminal liability. The SEC has various means to enforce the federal securities laws, including administrative proceedings for any violation of the federal securities laws (including Rule

10b-5) or cease-and-desist orders. An individual who is convicted of trading on, or tipping others regarding, material non-public information can face significant monetary fines and penalties, as well as imprisonment. Violation of the Company’s policies may subject you to immediate discipline by the Company, including discharge from the Company.

In addition, the Insider Trading and Securities Fraud Enforcement Act of 1988 contains a number of measures designed to limit insider trading. Perhaps most noteworthy, the Act imposes liability on “controlling persons” (including employees, officers and members of the Board of Directors) if the SEC can establish that the controlling persons knew or recklessly disregarded that an employee (not just a corporate insider) was likely to engage in insider trading and failed to take action to prevent insider trading violations.

OUR COMPLIANCE PROGRAM

As a result of the federal securities laws discussed above, we have adopted a Pre-clearance and Blackout Policy and an Insider Trading Policy that you and your immediate family must follow when conducting transactions in the Company’s securities. The following summarizes the key components of these policies and programs:

•Prohibition of Insider Trading. All Company personnel are prohibited from:

(a) buying or selling the Company’s securities while in possession of material non-public information;
(b) communicating material non-public information to others; and
(c) assisting anyone engaged in any of the above activities.

•Mandatory Pre-clearance Procedure. All directors, officers, CEO, EVPs, SVPs, VPs and other employees of the Company subject to Section 16 of the Exchange Act (together with their family members), and such other employees of the Company as may be designated in writing in advance by the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, may not engage in any transaction in the Company’s securities (including option exercises, purchases, sales, gifts, contributions to a trust, or similar transfers) without first obtaining written pre-clearance of the transaction from the either of the Company’s Chief Financial Officer or its General Counsel (each, a “Compliance Officer” and together, the “Compliance Officers”).

•Quarterly Blackout Restrictions. As described in greater detail in the attached Pre-clearance and Blackout Policy, you are restricted from conducting transactions involving the purchase or sale of the Company’s securities during a blackout period for the quarter. The Company’s blackout period with respect to each fiscal quarter of the Company begins on the close of business on the fifteenth (15th) calendar day of the month following the month in which the close of the quarter occurs and ends on the opening of the second (2nd) business day following the Company’s filing with the SEC of the Company’s quarterly or annual financial reports (or public release of quarterly or annual financial information).

It is important to note that when purchasing or selling the Company’s securities, you must continue to comply with other federal laws in addition to Rule 10b-5 as discussed above. For example, if you are considered an “affiliate” of the Company (i.e., all directors, executive officers and other officers in charge of a principal unit or function), you must comply with all applicable requirements of Rule 144 before you sell Company securities.

To the extent that you have any questions about this Memorandum, the Company’s Pre-clearance and Blackout Policy or Insider Trading Policy, please contact a Compliance Officer.

Inovio Pharmaceuticals
Insider Trading Policy
Certification

I certify that:

1. I have read and understand the Company’s Pre-clearance and Blackout Policy and Insider Trading Policy. I understand that a Compliance Officer is available to answer any questions I have regarding the new procedures.

2. I will comply with the procedures required by the Company’s Pre-clearance and Blackout Policy and Insider Trading Policy for as long as I am subject to such policies.

Signature	Date

Name (Print)

EXHIBIT A
PRE-CLEARANCE AND BLACKOUT POLICY

INOVIO PHARMACEUTICALS, INC.
PRE-CLEARANCE AND BLACKOUT POLICY

All Company personnel (including directors, officers and employees and, at the discretion of a Compliance Officer, consultants and contractors of the Company) are subject to the Insider Trading Policy of Inovio Pharmaceuticals, Inc., a Delaware corporation (the “Company”) attached hereto as Exhibit B and incorporated herein by reference. The attached Insider Trading Policy provides guidelines to all Company personnel as to transactions in the Company’s securities and the handling of confidential information about the Company and the companies with which it does business.

In addition to the restrictions contained in the attached Insider Trading Policy, (i) all personnel are subject to the blackout period restrictions described below, and (ii) all directors, officers, CEO EVPs, SVPs, VPs and employees subject to Section 16 of the Securities Exchange Act of 1934, as amended, together with such other employees of the Company as may be designated from time to time in writing with advance notice by the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel (collectively an “Insider”) are subject to the mandatory pre-clearance restrictions described below.

Personnel with any questions about the application of these provisions when considering a transaction involving the Company’s securities should contact a Compliance Officer before undertaking the transaction and follow his instructions. This Pre-Clearance and Blackout Policy is supersedes and replaces any other Pre-Clearance and Blackout Policy of the Company.

1. Blackout Period Trading Prohibition.

The release of earnings is a particularly sensitive period of time for transactions in the Company’s stock, because Company personnel may possess material non-public information about the expected financial results for the quarter. Accordingly, Company personnel may not conduct transactions involving the purchase or sale of the Company’s securities during a “blackout period” for the quarter. The Company’s “blackout period” with respect to each fiscal quarter begins on the close of business on the fifteenth (15th) calendar day of the month following the month in which the close of the quarter occurs and ends on the opening of the second (2nd) business day following the Company’s filing with the SEC of the Company’s quarterly or annual financial reports or public release of quarterly or annual financial information (the “Earnings Release Date”). If an individual’s employment, or services as a director, consultant or contractor, terminates during a blackout period, the individual may not trade in the Company’s securities until that blackout period has ended. The Company will inform individuals of the anticipated date of public disclosure of each quarter’s financial results upon request.

From time to time, the Company may also determine that Company personnel should suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

Even outside of the blackout period trading prohibition, any person possessing material non- public information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two (2) trading days, whether or not the Company has recommended a suspension of trading to that person. If an individual is aware of material non-public information when his or her employment or services as a director, consultant or contractor terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material. Trading in the Company’s securities outside of the blackout period should not be considered a “safe harbor,” and all individuals should use good judgment at all times to make sure that their trades are not effected while they are in possession of material non- public information about the Company.

2. Mandatory Pre-clearance of Transactions.

Prior to any transaction involving the Company’s securities, all Insiders must receive written pre-clearance from a Compliance Officer. A Compliance Officer will make every effort to respond to requests for pre- clearance as quickly and expeditiously as possible.

3. Pension Fund Blackout Periods.
To the extent that the Company has any pension funds subject to “pension blackout periods” as defined below, then directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring, during any “pension blackout period,” any equity security of the Company, if the director or executive officer has received such security in connection with his or her service or employment as a director or executive officer of the Company. A “pension blackout period” is a period of more than three (3) consecutive business days during which the ability of fifty percent (50%) or more of the participants in the Company’s 401(k) plans (and other ERISA individual account plans) to trade Company stock held in such plans is temporarily suspended by the Company or a fiduciary of any such plan.

4. Option Exercises.

Directors, officers and other employees may exercise options for cash granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy.

EXHIBIT B
INSIDER TRADING POLICY

AMENDED AND RESTATED
INSIDER TRADING POLICY

This Insider Trading Policy provides guidelines to all personnel, including employees (both domestic and international), directors and officers of Inovio Pharmaceuticals, Inc., a Delaware corporation (the “Company”) for transactions in the Company’s securities and the handling of confidential information about the Company and the companies with which it does business. In the discretion of a Compliance Officer, the Insider Trading Policy may also apply to consultants and contractors to the Company who may come into possession of such information as a result of their work for the Company.

For purposes of this Insider Trading Policy, the Company’s securities include common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures. The Company’s securities also include derivative securities relating to the Company’s stock, even if not issued by the Company.

The Company’s personnel are also subject to additional limitations, including pre-clearance and blackout restrictions, described separately in the Company’s Pre-clearance and Blackout Policy.

This Insider Trading Policy supersedes and replaces any other Insider Trading Policy of the Company.

Policy

It is the policy of the Company to comply with all insider trading laws and regulations.

Responsibility

Employees, officers and directors of the Company may create, use or have access to material information about the Company that is not generally available to the investing public (such information is referred to in this Insider Trading Policy as “material non-public information,” as explained in more detail below). Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company’s securities while in possession of material non-public information. Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of or trading in the Company’s securities while in possession of material non-public information.

The Compliance Officers are responsible for the administration of this Insider Trading Policy.

Guidelines

1.Prohibition.

Every employee, officer and director of the Company is prohibited from:

(a)trading in the Company’s securities while in possession of material non-public information, except as provided in Section 8 below;
(b)communicating such information to third parties other than those who need to know such information in connection with doing business with or for the Company;

(c)recommending the purchase or sale of the Company’s securities while in the possession of material information that has not been publicly disclosed by the Company; and
(d)assisting anyone engaged in any of the above activities.

This prohibition also applies to information about, and the securities of, other companies (e.g., customers or suppliers) with which the Company has a relationship
.
There are no exceptions to this Insider Trading Policy other than those described in Section 8 below. Engaging in transactions in the Company’s securities that are otherwise necessary for personal reasons, such as personal financial commitments, are still prohibited if you possess material non-public information.

2. Transactions by Family Members; Entities Controlled by You.

The prohibitions outlined in this Policy also apply to your “immediate family” members, including your spouse, minor children or others living in your home and any entities under your control. “Immediate family” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as other adoptive relationships) who shares your same household. The Company will hold you responsible for the conduct of your immediate family and any entities under your control.

3. Tipping Information to Others.

You may not disclose any material non-public information to others, including your family members, friends or social acquaintances. This prohibition applies whether or not you receive any benefit from the other person’s use of that information. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

4. Material Non-Public Information.

Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to purchase, hold or sell the Company’s securities (e.g., information regarding a possible merger or acquisition involving the Company, the introduction of important products or major marketing changes). In addition, any information that could affect the market for the Company’s securities is material.

Non-public Information. Non-public information is any information that has not been disclosed generally to the investing public. Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public. However, even after the Company has released information to the public, you should generally allow at least two (2) full business days (that is, days on which national stock exchanges and Nasdaq are open for trading) for the investing public to absorb and evaluate the information before you trade in the Company’s securities.

Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

•clinical trial results or material changes to clinical trial timelines;
•changes in estimates of earnings or sales;
•increases or decreases in dividend payments;
•stock splits or securities offerings;
•possible mergers, acquisitions or joint ventures;
•significant contracts and technology licenses;

•changes in management;
•changes in auditors;
•the introduction of important products or services;
•major marketing changes;
•unusual gains or losses in major operations;
•public or private sales by the Company of a significant amount of securities;
•purchase or sale of a significant asset;
•significant labor dispute;
•financial liquidity problems; and
•establishment of a repurchase program for the Company’s securities.

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without prior approval by the Chief Financial Officer.

5. Inadvertent Disclosure.

If material non-public information is inadvertently disclosed by any employee, officer or director to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to a Compliance Officer so that the Company may take appropriate remedial action. Under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material non-public information to publicly disclose such information.

6. Short-term, Speculative Transactions.

The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel when they engage in short-term or speculative securities transactions. Therefore, Company personnel are prohibited from engaging in any of the following activities involving the Company’s shares, except with the prior written consent of the Compensation Committee of the Board of Directors:
(a)purchasing the Company’s securities on margin;
(b)pledging Company securities;
(c)short sales;
(d)buying or selling puts or calls; and
(e)engaging in derivative transactions relating to the Company’s securities.

Notwithstanding the foregoing, all officers, directors and employees are subject to the Company’s anti-hedging policy. See “Restrictions on Pledging, Hedging and Other Transactions in Company Securities” in the Code of Business Conduct and Ethics.

7. Further Prohibition.

From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Chief Financial Officer.

8. Option Exercises; Pre-cleared, Pre-Planned Trading Programs Pursuant to Rule 10b5-1

Notwithstanding any other guidelines contained herein, it shall not be a violation of this Insider Trading Policy or the Company’s Pre-clearance and Blackout Policy for Company personnel to (i) exercise stock options granted under the Company’s stock option plans for cash (provided that the subsequent sale of stock, including sales by cashless exercise, acquired upon exercise of options remains subject to the terms of this policy) or (ii) sell (or purchase) securities of the Company under certain pre-planned trading programs adopted to purchase or sell securities in the future (a “Trading Plan”), provided that the Trading Plan is properly established. To be properly established, a Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and the Company’s 10b5-1 trading plan guidelines (the “10b5-1 Guidelines”) at a time when the plan entrant was unaware of any material nonpublic information relating to the Company and when the Company was not otherwise in a blackout period. Moreover, all Trading Plans must be reviewed and approved by a Compliance Officer before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. The Company may be aware of material non-public information (that the individual is unaware of) that may make it imprudent for the Compliance Officers (as defined in the 10b5-1 Guidelines) to pre-clear the trading program at that time. Please see the 10b5-1 Guidelines for more information.

Each director, officer, CEO, EVP, SVP, VP and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act of 1934, as amended, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in designing a trading program.

9. Confidentiality Guidelines.

To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following guidelines in addition to the prohibition in paragraph 3 above. These guidelines are not intended to be exhaustive.

Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Chief Financial Officer before you act. Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every employee, officer and director should comply in order to maximize the security of confidential information:

(a)Do not discuss any Company matter in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.
(b)Use passwords to restrict access to the information on computers.
(c)Limit access to particular physical areas where material non-public information is likely to be documented or discussed.
(d)Maintain records in accordance with the Company’s Document Retention Policy.

10. Authorized Disclosure of Material Non-Public Information.

Under certain circumstances, the Chief Financial Officer may authorize the immediate release of material non-public information. If disclosure is authorized, the form and content of all public disclosures shall be approved by the Chief Financial Officer and Company legal counsel pursuant to the terms of the Company’s Disclosure Policy. In the case of material non-public information which is not disclosed, such information is not to be disclosed or discussed except on a strict “need-to-know” basis. All requests for information, comments, or interviews (other than routine product inquiries) made to any officer, director or employee of the Company should be directed to the Chief Financial Officer, who will clear all proposed responses, which must be in compliance with the Company’s Disclosure Policy. It is anticipated that most questions raised can be answered by the Chief Financial Officer or another company representative to whom the Chief Financial Officer refers the request. All officers, directors and employees must comply with the Company’s Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Chief Financial Officer. In particular, great care should be taken not to comment on the Company’s expected future financial results. If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company’s Disclosure Policy. All communications with representatives of the media and securities analysts shall be directed to the Chief Financial Officer.

11. Company Assistance.

If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact a Compliance Officer.